Exhibit 99.1

Cognex Reports Third Quarter 2025 Results

October 29, 2025 — NATICK, MA — Cognex Corporation (NASDAQ: CGNX), the global technology leader in industrial machine vision, today reported financial results for the third quarter ended September 28, 2025.

Third-Quarter Financial and Operating Highlights

•Revenue grew 18% year over year or 16% on a constant-currency basis.
•Excluding the one-time benefit from the commercial partnership with a medical lab automation channel partner (the "Commercial Partnership” or “CP”), revenue grew 13% year over year.
•Operating margin of 20.9%; Adjusted EBITDA margin of 24.9%, up 730 basis points year over year, and the highest level since the second quarter of 2023.
•Net income per diluted share was $0.10; Adjusted diluted earnings per share were $0.33, an increase of 69% year over year, the fifth consecutive quarter of growth.
•Returned $37 million to shareholders during the quarter; returned more than 100% of Free Cash Flow to shareholders over the trailing twelve-month period.
•Announced the launch of the Solutions Experience – or SLX – product portfolio in Logistics, bringing AI-enabled Vision applications to the fast-growing Logistics market.

“I'm pleased to report Q3 was another strong quarter for Cognex,” said Matt Moschner, President and CEO. “We delivered outstanding financial results, which reflect our commitment to profitable growth and disciplined execution. At the same time, we remain focused on advancing our strategic objective: to be the leading provider of AI technology for industrial machine vision. Additionally, we continued to execute our salesforce transformation, acquiring new customers in underpenetrated verticals such as Packaging, using our easy-to-use, AI-enabled products.”

Dennis Fehr, CFO, added, “Our strong Q3 results reflect disciplined execution against a clear plan: driving profitable growth, maintaining cost discipline, and optimizing capital allocation. We delivered meaningful progress on operational efficiency and generated exceptional cash flow, reinforcing our ability to continue to create value for shareholders. We believe these efforts position us for sustainable margin improvement as we move through the cycle."

Financial Performance Highlights for the Third Quarter
(Dollars in millions, except per share amounts)

	Three-months ended
	September 28, 2025	September 28, 2025	September 29, 2024	Y/Y Change	Y/Y Change
	As Reported	Excluding CP	As Reported	As Reported	Excluding CP
Revenue	$277	$264	$235	+18%	+13%

Operating Income	$58	$47	$32	+83%	+50%
% of Revenue	20.9%	17.9%	13.4%	+750 bps	+450 bps

Adjusted EBITDA*	$69	$58	$41	67%	+42%
% of Revenue	24.9%	22.1%	17.6%	+730 bps	+450 bps

Net Income per Diluted Share	$0.10	$0.06	$0.17	-39%	-67%

Adjusted EPS (Diluted)*	$0.33	$0.28	$0.20	+69%	+44%
Adjusted EBITDA and Adjusted EPS (Diluted) include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this news release.

•Revenue was $277 million, compared with $235 million in the third quarter of 2024, an increase of 18%. Excluding the impact of foreign currency exchange (FX), revenue increased 16% compared to the prior year. The year-over-year increase in revenue was driven by growth in Logistics and strength in broader Factory Automation, particularly in Consumer Electronics and Packaging. Excluding the one-time benefit from the Commercial Partnership, revenue grew 13% year over year or 10% on a constant-currency basis.

•Gross margin was 67.6% compared to 67.9% in the third quarter of 2024. Adjusted gross margin of 68.4% compared to 68.7% in the third quarter of 2024, a decline of 30 basis points. The year-over-year decline was primarily due to less favorable industry mix, and, to a lesser extent, the impact from tariffs, partially offset by the one-time benefit from the Commercial Partnership.

•Operating expenses were $130 million compared to $128 million in the third quarter of 2024, an increase of 1%. Adjusted operating expenses were $125 million, consistent with the third quarter of 2024. On a constant-currency basis, Adjusted operating expenses declined 2% year over year, driven by disciplined cost management.

•Operating income was $58 million compared to $32 million in the third quarter of 2024, an increase of 83%. Operating margin was 20.9% compared to 13.4% in the third quarter of 2024, an increase of 750 basis points. Adjusted operating margin was 23.2% compared to 15.4% in the third quarter of 2024, an increase of 780 basis points.

•Adjusted EBITDA was $69 million compared to $41 million in the third quarter of 2024, an increase of 67%. Adjusted EBITDA margin was 24.9% compared to 17.6% in the third quarter of 2024, an increase of 730 basis points. Excluding the one-time benefit from the Commercial Partnership, Adjusted EBITDA of $58 million increased 42% year over year and Adjusted EBITDA margin of 22.1% increased 450 basis points year over year, the highest level since Q2 2023. The year-over-year expansion was driven by revenue growth and disciplined cost management.

•Net income of $18 million compared to $30 million in the third quarter of 2024, a decrease of 40%. Adjusted net income of $56 million compared to $34 million in the third quarter of 2024, an increase of 65%.

•Net income per diluted share was $0.10 compared to $0.17 in the third quarter of 2024, a decrease of 39%. Adjusted diluted earnings per share were $0.33 compared to $0.20 in the third quarter of 2024, an increase of 69%. Excluding the one-time benefit from the commercial partnership, Adjusted diluted earnings per share of $0.28 increased 44% year over year.

Balance Sheet and Cash Flow Highlights

•As of September 28, 2025, Cognex’s financial position remained strong, with $600 million in cash and investments and no debt.

•During the third quarter, Cognex generated $87 million of cash from operating activities compared to $56 million in the third quarter of 2024, an increase of 55%.

•During the third quarter, Cognex generated Free Cash Flow (FCF) of $86 million compared to $52 million in the third quarter of 2024, an increase of 66%. Third quarter FCF conversion rate was 487% of net income and trailing twelve-month FCF conversion rate was 194% of net income. Third quarter FCF conversion rate was 153% of Adjusted net income and trailing twelve-month FCF conversion rate was 133% of Adjusted net income.

•Cognex repurchased $24 million of its common stock and paid $13 million in dividends to shareholders in the third quarter.

Dividend
On October 29, 2025, Cognex's Board of Directors declared a quarterly cash dividend of $0.085 per share, representing an increase of $0.005 per share, or approximately 6%, over the $.08 per share dividend paid in the prior quarter. The dividend is payable on November 28, 2025, to all shareholders of record at the close of business on November 13, 2025.

Guidance
Cognex issued fourth-quarter 2025 guidance; details are summarized in the table below.

As of the date of this release, Cognex continues to expect no material impact on Adjusted Earnings per Share or Adjusted EBITDA margin from tariffs.

(Dollars in millions, except per share amounts)	Q4 2025 Guidance	Q4 2024 Results	Y/Y Change**
Revenue	$230 - $245	$230	+3%

Adjusted EBITDA Margin[1]	17.0% - 20.0%	18.5%	Flat

Adjusted Earnings Per Share (diluted)[1]	$0.19 - $0.24	$0.20	+7.5%

**At the midpoint of guidance.
1Cognex has provided the forward-looking non-GAAP measures of adjusted EBITDA margin, and adjusted earnings per share (diluted), but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as reorganization charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items from GAAP to Non-GAAP.” In Q4 2024 the GAAP operating margin was 13.4% and GAAP earnings per share (diluted) were $0.16.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on October 30, 2025 at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 or (201) 389-0911 if outside the United States.

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

Forward-Looking Statements

Certain statements made in this release, as well as oral statements made by Cognex Corporation ("Cognex", "we", "us", "our", or the "Company") from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, the impact of tariffs, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities, new product offerings, innovation and product development activities, customer acceptance of our products, commercial partnerships, capital expenditures, cost management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses, changes in tax legislation, and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees, effectively plan for succession including managing the change of our Chief Executive Officer, all while maintaining our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the imposition of tariffs, the economic climate in China, and the wars involving Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses; (7) uncertainty surrounding our future capital needs; (8) information security breaches and other cybersecurity threats; (9) the failure to comply with laws or regulations relating to data privacy or data protection; (10) the inability to protect our proprietary technology and intellectual property; (11) the inability to manage direct and indirect disruptions to our supply chain, which could cause delays in obtaining components for our products at reasonable prices; (12) the failure to manufacture and deliver products in a timely manner; (13) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (14) the inability to design and manufacture high-quality products; (15) the loss of, or curtailment of purchases by, large customers in the logistics, consumer electronics, or automotive industries; (16) challenges in accurately forecasting our financial results due to seasonal and cyclical variations in customer purchasing patterns and economic and market volatility; (17) potential impairment charges with respect to our investments or acquired intangible assets; (18) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (19) fluctuations in foreign currency exchange rates and the use of derivative instruments; (20) unfavorable global economic conditions, including, without limitation, increases in interest rates, elevated inflation rates, and recession risks; (21) business disruptions from natural or man-made disasters, public health crises, or other events outside our control; (22) stock price volatility; and (23) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by our Quarterly Reports on Form 10-Q as filed with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 28, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$245,898	$186,094
Current investments, allowance for credit losses of $0 in 2025 and 2024	54,368	59,956
Accounts receivable, allowance for credit losses of $732 and $827 in 2025 and 2024, respectively	154,612	143,359
Unbilled revenue	16,909	3,055
Inventories	143,679	157,527
Prepaid expenses and other current assets	55,453	63,376
Total current assets	670,919	613,367
Non-current investments, allowance for credit losses of $0 in 2025 and 2024	300,078	340,898
Property, plant, and equipment, net	89,868	98,445
Operating lease assets	74,182	67,326
Goodwill	392,084	384,937
Intangible assets, net	86,751	90,684
Deferred income taxes	383,611	392,166
Other assets	5,257	5,027
Total assets	$2,002,750	$1,992,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,480	$38,046
Accrued expenses	86,708	71,760
Accrued income taxes	2,705	25,685
Deferred revenue and customer deposits	23,767	25,035
Operating lease liabilities	10,613	8,854
Total current liabilities	169,273	169,380
Non-current operating lease liabilities	68,312	61,363
Deferred income taxes	249,082	217,155
Reserve for income taxes	26,359	26,365
Other liabilities	88	1,082
Total liabilities	513,114	475,345

Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2025 and 2024, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2025 and 2024, respectively; issued and outstanding: 167,549 and 170,434 shares in 2025 and 2024, respectively	335	341
Additional paid-in capital	1,123,134	1,090,638
Retained earnings	412,347	499,303
Accumulated other comprehensive loss, net of tax	(46,180)	(72,777)
Total shareholders’ equity	1,489,636	1,517,505
Total liabilities and shareholders' equity	$2,002,750	$1,992,850

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Nine-months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

Revenue	$276,892	$234,742	$742,021	$684,831
Cost of revenue (1)	89,602	75,343	242,532	216,896
Gross profit	187,290	159,399	499,489	467,935
Percentage of revenue	67.6%	67.9%	67.3%	68.3%
Research, development, and engineering expenses (1)	35,081	35,210	102,910	107,277
Percentage of revenue	12.7%	15.0%	13.9%	15.7%
Selling, general, and administrative expenses (1)	94,444	92,625	269,289	276,433
Percentage of revenue	34.1%	39.5%	36.3%	40.4%
Operating income	57,765	31,564	127,290	84,225
Percentage of revenue	20.9%	13.4%	17.2%	12.3%
Foreign currency gain (loss)	840	1,221	(3,116)	1,086
Investment income	4,197	3,561	12,227	9,797
Other income (expense)	61	209	2,322	581
Income before income tax expense	62,863	36,555	138,723	95,689
Income tax expense	45,199	6,964	56,945	17,864
Net income	$17,664	$29,591	$81,778	$77,825
Percentage of revenue	6.4%	12.6%	11.0%	11.4%

Net income per weighted-average common and common-equivalent share:
Basic	$0.11	$0.17	$0.49	$0.45
Diluted	$0.10	$0.17	$0.48	$0.45

Weighted-average common and common-equivalent shares outstanding:
Basic	167,840	171,519	168,324	171,588
Diluted	169,323	172,753	169,507	172,733

Cash dividends per common share	$0.080	$0.075	$0.240	$0.225

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$489	$442	$1,694	$1,460
Research, development, and engineering	3,794	3,707	11,933	11,636
Selling, general, and administrative	8,133	8,952	21,022	26,271
Total stock-based compensation expense	$12,416	$13,101	$34,649	$39,367

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income and margin, adjusted EBITDA and margin, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross profit and margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted operating income and margin: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted EBITDA and margin: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs, discrete tax items, tax impact on reconciling items and one-time discrete events.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

•Free cash flow conversion rate: Free cash flow divided by adjusted net income.

Cognex may disclose results on a constant-currency basis as one measure to evaluate its performance and compare results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts
(Unaudited)

	Three-months Ended		Nine-months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

Gross profit (GAAP)	$187,290	$159,399	$499,489	$467,935
Acquisition and integration costs	213	281	666	2,082
Amortization of acquisition-related intangible assets	1,379	1,640	4,099	4,457
Reorganization charges	400	—	486	—
Adjusted gross profit	$189,282	$161,320	$504,740	$474,474
GAAP gross margin	67.6%	67.9%	67.3%	68.3%
Adjusted gross margin	68.4%	68.7%	68.0%	69.3%

Operating expense (GAAP)	$129,525	$127,835	$372,199	$383,710
Acquisition and integration costs	(180)	(962)	(977)	(3,468)
Amortization of acquisition-related intangible assets	(1,260)	(1,746)	(3,846)	(4,469)
Reorganization charges	(2,966)	—	(4,588)	—
Adjusted operating expense	$125,119	$125,127	$362,788	$375,773

Operating income (GAAP)	$57,765	$31,564	$127,290	$84,225
Acquisition and integration costs	393	1,243	1,643	5,550
Amortization of acquisition-related intangible assets	2,639	3,386	7,945	8,926
Reorganization charges	3,366	—	5,074	—
Adjusted operating income	$64,163	$36,193	$141,952	$98,701
GAAP operating margin	20.9%	13.4%	17.2%	12.3%
Adjusted operating margin	23.2%	15.4%	19.1%	14.4%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,666	5,027	14,844	15,254
Adjusted EBITDA	$68,829	$41,220	$156,796	$113,955
Adjusted EBITDA margin	24.9%	17.6%	21.1%	16.6%

Net income (GAAP)	$17,664	$29,591	$81,778	$77,825
Acquisition and integration costs	393	1,243	1,643	5,550
Amortization of acquisition-related intangible assets	2,639	3,386	7,945	8,926
Reorganization charges	3,366	—	5,074	—
Discrete tax (benefit) expense	33,650	889	33,132	3,511
Tax impact of reconciling items	(1,615)	(1,176)	(3,871)	(3,563)
Adjusted net income	$56,097	$33,933	$125,701	$92,249

Earnings per share of common stock, diluted (GAAP)	$0.10	$0.17	$0.48	$0.45
Acquisition and integration costs	—	0.01	0.01	0.03
Amortization of acquisition-related intangible assets	0.02	0.02	0.05	0.05
Reorganization charges	0.02	—	0.03	—
Discrete tax (benefit) expense	0.20	0.01	0.20	0.02
Tax impact of reconciling items	(0.01)	(0.01)	(0.02)	(0.02)
Adjusted earnings per share of common stock, diluted	$0.33	$0.20	$0.74	$0.53

Effective tax rate (GAAP)	71.9%	19.1%	41.0%	18.7%
Discrete tax benefit (expense)	(53.5)%	(2.4)%	(23.9)%	(3.7)%
Net impact of other reconciling items	0.6%	1.0%	0.9%	1.3%
Adjusted effective tax rate	19.0%	17.6%	18.0%	16.3%

Cash provided by operating activities (GAAP)	$87,485	$56,271	$170,612	$97,677
Capital expenditures	(1,452)	(4,399)	(6,147)	(12,970)
Free cash flow	$86,033	$51,872	$164,465	$84,707

Description of adjustments:
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the periods presented, these costs were primarily related to the ongoing integration of Moritex Corporation, which the company acquired in the fourth quarter of 2023.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Reorganization charges:
•The Company has incurred charges related to the reorganization of its employees. During the nine-month period ended September 28, 2025, these costs consisted primarily of severance.

Discrete tax (benefit) expense and tax impact of reconciling items:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, establishments and adjustments of valuation allowances, stock based compensation, and adjustments to deferred tax positions.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

About Cognex Corporation

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

Investor Contacts:
Greer Aviv – Head of Investor Relations
Jordan Bertier – Senior Manager, Investor Relations
Cognex Corporation
ir@cognex.com